                                  Exhibit 2.1

- -------------------------------------------------------------------------------

                     AGREEMENT AND PLAN OF REORGANIZATION

                                    among

                       MERCANTILE BANCORPORATION INC.,
                          a Missouri corporation,

                                    and

                               AMERIBANC, INC.,
                    a Missouri corporation, as Buyers,

                                    and

                            PEOPLES STATE BANK,
                           a Kansas state bank,

                                    and

                      PEOPLES STATE BANKSHARES, INC.,
                      a Kansas corporation, as Sellers


- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                                                           Page
      Recitals                                                               1


                                   ARTICLE I

                        THE ACQUISITION TRANSACTIONS

      1.01    The Acquisition Transactions . . . . . . . . . . . . . . .     1
      1.02    Closing. . . . . . . . . . . . . . . . . . . . . . . . . .     2
      1.03    Method of Effecting Merger and Effective Time. . . . . . .     2
      1.04    Charter and By-Laws. . . . . . . . . . . . . . . . . . . .     3
      1.05    Board of Directors and Officers. . . . . . . . . . . . . .     3
      1.06    Additional Actions . . . . . . . . . . . . . . . . . . . .     3
      1.07    Conversion of Securities . . . . . . . . . . . . . . . . .     3
      1.08    Exchange Procedures. . . . . . . . . . . . . . . . . . . .     4
      1.09    Dissenting Shares. . . . . . . . . . . . . . . . . . . . .     5
      1.10    No Fractional Shares . . . . . . . . . . . . . . . . . . .     5
      1.11    Transfer Restrictions; Closing of Stock Transfer Books . .     5
      1.12    Anti-Dilution. . . . . . . . . . . . . . . . . . . . . . .     6
      1.13    Reservation of Right to Revise Transaction . . . . . . . .     6

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

      2.01    Organization and Authority . . . . . . . . . . . . . . . .     6
      2.02    Corporate Authorization; Records . . . . . . . . . . . . .     7
      2.03    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .     8
      2.04    Capitalization of Peoples Bank . . . . . . . . . . . . . .     8
      2.05    Financial Statements . . . . . . . . . . . . . . . . . . .     8
      2.06    Reports. . . . . . . . . . . . . . . . . . . . . . . . . .     9
      2.07    Title to and Condition of Assets . . . . . . . . . . . . .     9
      2.08    Real Property. . . . . . . . . . . . . . . . . . . . . . .    10
      2.09    Loans, Commitments and Contracts . . . . . . . . . . . . .    11
      2.10    Absence of Defaults. . . . . . . . . . . . . . . . . . . .    13
      2.11    Absence of Undisclosed Liabilities . . . . . . . . . . . .    13
      2.12    Allowance for Loan and Lease Losses; Non-Performing Assets    14
      2.13    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      2.14    Material Adverse Change. . . . . . . . . . . . . . . . . .    15
      2.15    Litigation and Other Proceedings . . . . . . . . . . . . .    15
      2.16    Compliance with Laws . . . . . . . . . . . . . . . . . . .    15
      2.17    Labor. . . . . . . . . . . . . . . . . . . . . . . . . . .    16
      2.18    Material Interests of Certain Persons. . . . . . . . . . .    16
      2.19    Employee Benefit Plans . . . . . . . . . . . . . . . . . .    17
      2.20    Conduct of Peoples Bankshares' and Peoples Bank's
              Businesses to Date . . . . . . . . . . . . . . . . . . . .    18

                                    -i-

      2.21    Registration Statement, Etc. . . . . . . . . . . . . . . .    18
      2.22    Brokers and Finders; Other Liabilities . . . . . . . . . .    19
      2.23    Directors' and Officers' Insurance . . . . . . . . . . . .    19
      2.24    Tax and Regulatory Matters . . . . . . . . . . . . . . . .    19
      2.25    Interest Rate Risk Management Instruments. . . . . . . . .    19

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE MERCANTILE ENTITIES

      3.01    Organization and Authority . . . . . . . . . . . . . . . .    20
      3.02    Corporate Authorization. . . . . . . . . . . . . . . . . .    20
      3.03    Capitalization of Mercantile . . . . . . . . . . . . . . .    21
      3.04    Mercantile Financial Statements. . . . . . . . . . . . . .    21
      3.05    Reports. . . . . . . . . . . . . . . . . . . . . . . . . .    22
      3.06    Material Adverse Change. . . . . . . . . . . . . . . . . .    22
      3.07    Registration Statement, Proxy Statement, Etc.. . . . . . .    22
      3.08    Brokers and Finders. . . . . . . . . . . . . . . . . . . .    22
      3.09    Legal Proceedings or Other Adverse Facts . . . . . . . . .    22

                                   ARTICLE IV

              CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

      4.01    Conduct of Businesses Prior to the Effective Time. . . . .    23
      4.02    Forbearances of Peoples Bankshares and Peoples Bank. . . .    23
      4.03    Forbearances of the Mercantile Entities. . . . . . . . . .    25

                                   ARTICLE V

                            ADDITIONAL AGREEMENTS

      5.01    Access and Information; Due Diligence. . . . . . . . . . .    26
      5.02    Registration Statement; Regulatory Matters . . . . . . . .    26
      5.03    Shareholder Approvals. . . . . . . . . . . . . . . . . . .    27
      5.04    Current Information. . . . . . . . . . . . . . . . . . . .    27
      5.07    Agreements of Affiliates . . . . . . . . . . . . . . . . .    29
      5.08    Expenses . . . . . . . . . . . . . . . . . . . . . . . . .    29
      5.09    Miscellaneous Agreements and Consents. . . . . . . . . . .    29
      5.10    Press Releases . . . . . . . . . . . . . . . . . . . . . .    30
      5.11    Indemnification of Peoples Bank's Directors, Officers and
              Employees. . . . . . . . . . . . . . . . . . . . . . . . .    30
      5.12    Employee Benefit Plans . . . . . . . . . . . . . . . . . .    30
      5.13    Taxes of Peoples Bankshares. . . . . . . . . . . . . . . .    31
      5.14    State Takeover Statutes. . . . . . . . . . . . . . . . . .    31
      5.15    Tax Opinion Certificates . . . . . . . . . . . . . . . . .    31
      5.16    Escrow Account . . . . . . . . . . . . . . . . . . . . . .    31

                                    -ii-

                                   ARTICLE VI

                                   CONDITIONS

      6.01    Conditions to Each Party's Obligation To Effect the
              Acquisition. . . . . . . . . . . . . . . . . . . . . . . .    31
      6.02    Conditions to Obligations of the Sellers . . . . . . . . .    32
      6.03    Conditions to Obligations of the Mercantile Entities . . .    33

                                   ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

      7.01    Termination. . . . . . . . . . . . . . . . . . . . . . . .    34
      7.02    Effect of Termination. . . . . . . . . . . . . . . . . . .    34
      7.03    Amendment. . . . . . . . . . . . . . . . . . . . . . . . .    35
      7.04    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .    35

                                   ARTICLE VIII

                                GENERAL PROVISIONS

      8.01    Non-Survival of Representations; Warranties and Agreements    35
      8.02    Indemnification. . . . . . . . . . . . . . . . . . . . . .    35
      8.03    No Assignment; Successors and Assigns. . . . . . . . . . .    36
      8.04    Severability . . . . . . . . . . . . . . . . . . . . . . .    36
      8.05    No Implied Waiver. . . . . . . . . . . . . . . . . . . . .    36
      8.06    Headings . . . . . . . . . . . . . . . . . . . . . . . . .    36
      8.07    Entire Agreement . . . . . . . . . . . . . . . . . . . . .    36
      8.08    Counterparts . . . . . . . . . . . . . . . . . . . . . . .    36
      8.09    Notices. . . . . . . . . . . . . . . . . . . . . . . . . .    36
      8.10    Governing Law. . . . . . . . . . . . . . . . . . . . . . .    37


Exhibit A   Plan of Merger . . . . . . . . . . . . . . . . . . . . . . .
Exhibit B   Affiliate Agreement. . . . . . . . . . . . . . . . . . . . .
Exhibit C   Tax Certificate. . . . . . . . . . . . . . . . . . . . . . .
Exhibit D   Tax Certificate. . . . . . . . . . . . . . . . . . . . . . .
Exhibit E   Tax Certificate. . . . . . . . . . . . . . . . . . . . . . .
Exhibit F   Tax Certificate. . . . . . . . . . . . . . . . . . . . . . .
Exhibit G   Opinion of Mercantile's Counsel. . . . . . . . . . . . . . .
Exhibit H   Opinion of Sellers' Counsel. . . . . . . . . . . . . . . . .

                   AGREEMENT AND PLAN OF REORGANIZATION


            This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), made and entered into as of December 19, 1995 by and among MERCANTILE BANCORPORATION INC., a Missouri corporation ("Mercantile"), AMERIBANC, INC., a Missouri corporation ("Ameribanc" and, collectively with Mercantile, the "Mercantile Entities"), PEOPLES STATE BANK, a Kansas state bank ("Peoples Bank"), and PEOPLES STATE BANKSHARES, INC., a Kansas corporation ("Peoples Bankshares" and, collectively with Peoples Bank, the "Sellers"), has reference to the following facts and circumstances:

            A. Ameribanc desires to acquire one hundred percent (100%) of the issued and outstanding shares of common stock of Peoples Bank; and

            B. Peoples Bankshares is the beneficial and record owner of eighty-eight and 88/100 percent (88.88%) of the issued and outstanding shares of the common stock of Peoples Bank; and

            C. Mercantile is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of Ameribanc, which, in turn, will be the beneficial owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of a bank to be organized under the laws of the State of Kansas ("Acquisition Bank"); and

            D. Peoples Bankshares has agreed to exchange all shares of Peoples Bank owned beneficially and of record by Peoples Bankshares to Ameribanc in consideration of the issuance of shares of Mercantile Common Stock (as defined in Section 1.01 hereof) by Mercantile to Peoples Bankshares as described in this Agreement; and

            E. The Executive Committee of the Board of Directors of Mercantile and the respective Boards of Directors of Ameribanc, Acquisition Bank and Peoples Bank will approve the concurrent merger of Acquisition Bank with and into Peoples Bank pursuant to the terms of this Agreement, as a result of which Ameribanc will convert the eleven and 12/100 percent (11.12%) of the issued and outstanding shares of Peoples Bank not owned by Peoples Bankshares; and

            F. The Mercantile Entities and the Sellers desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                ARTICLE I
                                ---------

                      THE ACQUISITION TRANSACTIONS

            1.01     The Acquisition Transactions.  Subject to the terms and
                     ----------------------------
conditions of this Agreement, Ameribanc and Peoples Bankshares will consummate an exchange of all shares of Peoples Bank common stock, $100.00 par value (the "Peoples Bank Common Stock"), owned beneficially and of record by Peoples Bankshares (the "Exchange") for shares of common stock, $5.00 par value, of Mercantile with associated "Rights" under the "Rights Agreement" (as those terms are defined in Section 3.03 hereof) (collectively, the "Mercantile Common Stock") as set forth in this Agreement. Mercantile hereby undertakes to execute and deliver or cause to be delivered all shares of Mercantile Common Stock required to be delivered to Peoples Bankshares pursuant to this Agreement. Peoples Bankshares shall liquidate within six months after the Exchange (the "Liquidation") and effect a liquidating distribution to its shareholders of all shares of Mercantile Common Stock that are then owned beneficially and of record by Peoples Bankshares.

            Simultaneously with the Exchange, and subject to the terms and conditions of this Agreement, Acquisition Bank will merge with and into Peoples Bank (the "Merger" and, collectively with the Exchange, the "Acquisition") under the terms set forth in the related Plan of Merger (the "Plan of Merger") to be executed prior to the Closing Date by and between Peoples Bank and Acquisition Bank in substantially the form set forth in Exhibit A to this Agreement, whereby the shareholders of Peoples Bank (other
- ---------
than Ameribanc or Peoples Bankshares, as the case may be) will receive shares of Mercantile Common Stock as set forth in this Agreement and the Plan of Merger. Mercantile hereby undertakes to execute and deliver or cause to be delivered all shares of Mercantile Common Stock required to be delivered to the shareholders of Peoples Bank pursuant to this Agreement and the Plan of Merger.

            Peoples Bankshares will receive the number of shares of Mercantile Common Stock in the Exchange, and the shareholders of Peoples Bank (other than Ameribanc or Peoples Bankshares, as the case may be) will receive the number of shares of Mercantile Common Stock in the Merger, that will equal their respective percentage ownership interests in the outstanding shares of Peoples Bank Common Stock multiplied by the total number of shares of Mercantile Common Stock issuable in the Acquisition as set forth in
Section 1.07 of this Agreement (the "Acquisition Consideration").

            Upon consummation of the Merger, the separate corporate existence of Acquisition Bank will cease and Peoples Bank (sometimes hereinafter referred to as the "Surviving Bank") will be the surviving bank. The Surviving Bank will continue to do business under the Charter of Peoples Bank.

            As soon as practicable following the Merger, Mercantile Bank of Topeka will be merged with and into the Surviving Bank (the "Topeka Merger").

            1.02     Closing.  The closing (the "Closing") of the Acquisition,
                     -------
unless the parties hereto shall otherwise mutually agree, shall take place at the offices of Mercantile in St. Louis, Missouri, at 10:00 a.m., local time, on the first Business Day (the "Closing Date") of the month commencing at least five Business Days following the last to occur of the following events: (a) the receipt of the requisite approval of the Exchange and the Agreement by the shareholders of Peoples Bankshares and the Merger, the Agreement and the Plan of Merger by the shareholders of Peoples Bank as set forth in Section 2.02 of this Agreement and (b) the approval of the Acquisition by the Federal Deposit Insurance Corporation (the "FDIC"), the Kansas State Bank Commissioner (the "Commissioner") and any other bank regulatory agency that may be necessary or appropriate, and the expiration of any required waiting period. For purposes of this Agreement, "Business Day" shall mean any day that the offices of the Kansas Commissioner is open for the receipt of official filings.

            1.03     Method of Effecting Merger and Effective Time.  On the
                     ---------------------------------------------
Closing Date, the parties hereto will cause the Merger to be consummated by delivering to the Kansas Commissioner, for filing, copies of resolutions of the respective shareholders of Acquisition Bank and Peoples Bank approving the Plan of Merger in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Chapters 9 and 17 of the Kansas Statutes Annotated (the "Kansas Banking Act"). The Merger shall be effective on the date and at the time (the "Effective Time") that the authorization of the Kansas Commissioner is filed with the Office of the Secretary of State of the State of Kansas in accordance with the Kansas Banking Act.

            1.04     Charter and By-Laws.  The  Charter and By-Laws of Peoples
                     -------------------
Bank in effect immediately prior to the Effective Time shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with their respective provisions and applicable law.

            1.05     Board of Directors and Officers.
                     -------------------------------

            (a) At the Effective Time, the members of the Board of Directors of the Surviving Bank and the terms of these directors shall be as designated by Ameribanc immediately prior to the Effective Time.

            (b) The officers of Surviving Bank shall be the persons designated by Ameribanc immediately prior to the Effective Time, and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

            1.06     Additional Actions.  If, at any time after the Effective
                     ------------------
Time, the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to, or under any of the rights, properties or assets of Peoples Bank, or (b) otherwise carry out the purposes of this Agreement or the Plan of Merger, Peoples Bank and its officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement or the Plan of Merger, and the officers and directors of the Surviving Bank are authorized in the name of Peoples Bank or otherwise to take any and all such action.

            1.07     Conversion of Securities.
                     ------------------------

            (a) At the Effective Time, Mercantile will issue 325,843 shares of Mercantile Common Stock as Acquisition Consideration in the Exchange and the Merger. Peoples Bankshares and each of the other shareholders of Peoples Bank at the Effective Time (other than Ameribanc) will be entitled to receive the number of shares of Mercantile Common Stock issuable as the Acquisition Consideration that is determined by multiplying such Acquisition Consideration by such shareholders' respective percentage ownership interests in Peoples Bank.

            (b) At the Effective Time, Peoples Bankshares, by virtue of the Exchange and without any other action on the part of the Mercantile Entities or Peoples Bankshares, will be entitled to receive its percentage interest of the Acquisition Consideration as determined in Section 1.07(a) hereof, upon delivery at Closing of the certificates evidencing its shares of Peoples Bank Common Stock. Also, at the Effective Time, by virtue of the Merger and without any action on the part of the Mercantile Entities, Peoples Bank or any Peoples Bank shareholder, each share of Peoples Bank Common Stock issued and outstanding at the Effective Time (other than any shares held by Ameribanc (other than in a fiduciary capacity or as a result of debts previously contracted), which shall be cancelled, and other than any "Dissenting Shares" (as defined in Section 1.09 hereof)), shall cease to be outstanding and shall be converted into and become the right to receive his or her percentage interest of the Acquisition Consideration as determined in
Section 1.07(a) hereof.

            1.08     Exchange Procedures.
                     -------------------

            (a) Prior to the Closing Date, Mercantile shall appoint KeyCorp Shareholder Services, Inc., or such other bank or trust company selected by Mercantile and reasonably acceptable to the Sellers, as the exchange agent (the "Exchange Agent") to effect the exchange of certificates evidencing shares of Peoples Bank Common Stock for shares of Mercantile Common Stock issuable as Acquisition Consideration to each person entitled to receive such Acquisition Consideration. At the Effective Time, Mercantile shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of Mercantile the issuance of the number of shares of Mercantile Common Stock issuable as Acquisition Consideration.

                     (b) The certificates evidencing shares of Peoples Bank Common Stock owned beneficially and of record by Peoples Bankshares on the Closing Date, and such other documentation as shall be reasonably required by Mercantile to effect the Exchange, shall be delivered by Peoples Bankshares at Closing to the Exchange Agent in exchange for the number of full shares of Mercantile Common Stock for which the shares of Peoples Bank Common Stock evidenced by the certificate or certificates surrendered have been exchanged pursuant to this Agreement. For all other shareholders of Peoples Bank, the Exchange Agent shall mail, as soon as practicable following the Effective Time, to each such holder of record of Peoples Bank as of the Closing Date a notice of consummation of the Merger and a form of letter of transmittal, pursuant to which each such shareholder shall transmit the certificate or certificates formerly representing shares of the Peoples Bank Common Stock. As soon as practicable after surrender of such certificate to the Exchange Agent with a properly completed letter of transmittal, the Exchange Agent will promptly mail by first-class mail to such shareholder a certificate or certificates representing the number of full shares of Mercantile Common Stock into which the shares of Peoples Bank Common Stock evidenced by the certificate or certificates surrendered shall have been converted pursuant to this Agreement and the Plan of Merger.

                     (c) The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Each outstanding certificate that, prior to the Effective Time, represented Peoples Bank Common Stock shall, except as otherwise provided in this Agreement, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Mercantile Common Stock into which such Peoples Bank Common Stock shall have been converted in the Merger. After the Effective Time, there shall be no further transfer on the records of Peoples Bank of certificates representing shares of capital stock of Peoples Bank, and if such certificates are presented to Peoples Bank for transfer, they shall be cancelled against delivery of the Acquisition Consideration provided therefor in this Agreement and the Plan of Merger. If the record date for any dividend or other distribution in respect of Mercantile Common Stock, including any redemption by Mercantile of the Rights associated therewith, shall occur on or after the Closing Date, the former holders of Peoples Bank Common Stock shall be entitled thereto, but no dividends declared or other distributions in respect of Mercantile Common Stock issuable as Acquisition Consideration will be remitted to any person entitled to receive Mercantile Common Stock under this Agreement until such person surrenders the certificate or certificates representing Peoples Bank Common Stock, at which time such dividends or other distributions shall be remitted to such person, without interest and less any amounts in respect of taxes that may have been imposed thereon and which are required to be withheld by the Exchange Agent or Mercantile. Neither the Exchange Agent, Mercantile nor Peoples Bank shall be liable to any holder of Peoples Bank Common Stock for any of the Acquisition Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of Mercantile Common Stock held by it as Acquisition Consideration from time to time hereunder.

                     (d) No transfer taxes shall be payable by Peoples Bankshares or by any of the other shareholders of Peoples Bank in respect of the issuance of certificates for Mercantile Common Stock as Acquisition Consideration, and no expenses shall be imposed on Peoples Bankshares or on any of the other shareholders of Peoples Bank in connection with the exchange or conversion at the Effective Time of shares of Peoples Bank Common Stock into shares of Mercantile Common Stock pursuant to the Acquisition as contemplated by this Agreement and the delivery of such shares to the former holder of Peoples Bank Common Stock entitled thereto, except that (i) if any certificate for shares of Mercantile Common Stock is to be issued in a name other than that in which a certificate or certificates for shares of Peoples Bank Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to Mercantile any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the satisfaction of Mercantile that such taxes have been paid or are not payable, and (ii) nothing herein shall relieve Peoples Bankshares or any of the other shareholders of Peoples Bank of any expenses associated with surrendering such holder's certificates evidencing Peoples Bank Common Stock to the Exchange Agent.

            1.09     Dissenting Shares.
                     -----------------

                     (a) "Dissenting Shares" means any shares of Peoples Bank Common Stock held by any holder who becomes entitled to payment of the value of such shares under Section 17-6712 of the Kansas Statutes Annotated ("Section 17-6712"). Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of such law, and Ameribanc shall cause the Surviving Bank to pay such consideration solely with funds provided by Peoples Bank.

                     (b) Each party hereto shall give the other prompt notice of any written demands for the payment of the fair value of such shareholder's shares, withdrawals of such objections or demands, and any other instruments, served pursuant to Section 17-6712, received by such party, and Peoples Bank shall give Mercantile the opportunity to direct all negotiations and proceedings with respect to such objections or demands. Peoples Bank shall not voluntarily make any payment with respect to any demands for payment of value and shall not, except with the prior written consent of Mercantile, settle or offer to settle any such demands.

            1.10     No Fractional Shares.  Notwithstanding any other
                     --------------------
provision of this Agreement, neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued as Acquisition Consideration. Each holder of shares of Peoples Bank Common Stock who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive in lieu thereof and, at the time such holder receives the shares of Mercantile Common Stock to which the holder is entitled as Acquisition Consideration, cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing stock price of Mercantile Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape as reported in The Wall Street Journal on the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

            1.11     Transfer Restrictions; Closing of Stock Transfer Books.
                     ------------------------------------------------------
Peoples Bankshares agrees that from and after the date of this Agreement, Peoples Bankshares will not sell, dispose of or otherwise transfer any shares of Peoples Bank Common Stock owned beneficially and of record by Peoples Bankshares. As to all other shares of Peoples Bank Common Stock, the stock transfer books of Peoples Bank shall be closed at the close of business on the Business Day immediately preceding the Closing Date. In the event of a transfer of ownership of Peoples Bank Common Stock which is not registered in the transfer records prior to the closing of such records, the Acquisition Consideration issuable in conversion of such stock pursuant to this Agreement may be delivered to a transferee, if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid. Mercantile and the Exchange Agent shall be entitled to rely upon the stock transfer books of Peoples Bank to establish the identity of those persons entitled to receive the Acquisition Consideration specified in this Agreement for their shares of Peoples Bank Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Mercantile and the Exchange Agent shall be entitled to deposit any Acquisition Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

            1.12     Anti-Dilution.  If, between the date of this Agreement
                     -------------
and the Effective Time, a share of Mercantile Common Stock shall be changed into a different number of shares of Mercantile Common Stock or a different class of shares or shares of another issuer by reason of reclassification, recapitalization, split-up, merger, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Mercantile Common Stock issuable as Acquisition Consideration pursuant to Section 1.07 of this Agreement will be appropriately and proportionately adjusted so that the Acquisition Consideration shall consist of that number of shares of Mercantile Common Stock or other securities as such shares would have been converted or changed into pursuant to such reclassification, recapitalization, split-up, merger, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time.

            1.13     Reservation of Right to Revise Transaction.  The
                     ------------------------------------------
Mercantile Entities may at any time change the method of effecting the Acquisition by the Mercantile Entities (including without limitation the provisions of this Article I) if and to the extent the Mercantile Entities deem such change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the Acquisition Consideration,
(B) in the reasonable opinion of the tax counsel or tax advisor of the Sellers, adversely affect the tax treatment to the holders of Peoples Bank Common Stock and/or the holders of Peoples Bankshares Common Stock as a result of receiving the Acquisition Consideration or (C) materially impede or delay receipt of any approval referred to in Section 6.01(c) or the consummation of the transactions
contemplated by this Agreement or the Plan of Merger.   In the event Thompson &
Mitchell is unable to deliver the tax opinion contemplated by Section 6.01(g) hereof, the parties hereby agree to use their reasonable best efforts to revise and/or restructure the transaction such that Thompson & Mitchell can deliver such tax opinion.

                                  ARTICLE II
                                  ----------

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

            As an inducement to the Mercantile Entities to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits and other investigations made by the Mercantile Entities, the Sellers hereby jointly and severally represent and warrant to the Mercantile Entities as to the following matters, except that warranties of Peoples Bank shall relate only to matters pertaining to Peoples
Bank:

            2.01     Organization and Authority.  Peoples Bankshares is a
                     --------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, is duly qualified to do business, and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Peoples Bankshares is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). A current and accurate list of Peoples Bankshares' shareholders, including addresses thereof, and true and complete copies of the Articles of Incorporation and By-Laws of Peoples Bankshares, each as in effect on the date of this Agreement, are included in
Schedule 2.01 hereof.
- -------------

            Peoples Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Kansas. The deposits of Peoples Bank are insured by the FDIC under the Federal Deposit Insurance Act of 1950, as amended (the "FDI Act"). Peoples Bank is qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own and operate its properties and to carry out its business as and where the same is now being conducted. A current and accurate list of Peoples Bank's shareholders, including addresses thereof, and true and complete copies of the Charter, Certificate of Authority and By-Laws of Peoples Bank, each as in effect on the date of this Agreement, are included in
Schedule 2.01 hereof.
- -------------

            2.02     Corporate Authorization; Records.
                     --------------------------------

                     (a) Peoples Bankshares has the corporate power and authority to enter into this Agreement, and Peoples Bank has the corporate power and authority to enter into this Agreement and the Plan of Merger and, subject to the approval of the Exchange and this Agreement by the shareholders of Peoples Bankshares and to the approval of the Merger, this Agreement and the Plan of Merger by the shareholders of Peoples Bank, and such approvals of governmental agencies and other governing boards having regulatory authority over Peoples Bankshares and/or Peoples Bank as may be required by applicable law, rule or regulation, to carry out their respective obligations thereunder. The only shareholder vote of Peoples Bankshares required to approve the Exchange and this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Peoples Bankshares Common Stock. The only shareholder vote of Peoples Bank required to approve the Merger, this Agreement and the Plan of Merger is the affirmative vote of the holders of a majority of the outstanding shares of Peoples Bank Common Stock. The execution, delivery and performance of this Agreement by Peoples Bankshares and the consummation of the Exchange have been duly authorized by the Board of Directors of Peoples Bankshares. The execution, delivery and performance of this Agreement and the Plan of Merger by Peoples Bank and the consummation of the Merger have been duly authorized by the Board of Directors of Peoples Bank. Subject to the approvals, as aforesaid, this Agreement is a valid and binding obligation of Peoples Bankshares, and this Agreement and the Plan of Merger are the valid and binding obligations of Peoples Bank, enforceable against each in accordance with their respective terms.

            (b) Neither the execution, delivery and performance by Peoples Bankshares of this Agreement or by Peoples Bank of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated thereby, nor compliance by Peoples Bankshares or Peoples Bank with any of the provisions thereof will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Peoples Bankshares or Peoples Bank under any of the terms, conditions or provisions of (i) their respective Articles of Incorporation, Charter or By-Laws, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples Bankshares or Peoples Bank is a party or by which it may be bound, or to which Peoples Bankshares or Peoples Bank or any of their respective properties or assets may be subject, or (b) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.02, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Peoples Bankshares or Peoples Bank or any of their respective properties or assets.

            (c) Other than in connection or in compliance with the provisions of the Kansas Banking Act, the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, or any required approvals of the FDIC and the Kansas Commissioner, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Peoples Bankshares or Peoples Bank of the transactions contemplated by this Agreement or the Plan of Merger.

            (d) The minute books and stock records of Peoples Bankshares and Peoples Bank are complete and correct in all respects and accurately reflect in all respects all meetings, consents and other actions of the organizers, incorporators, shareholders, Board of Directors and committees of the Board of Directors occurring since the organization of each.

            2.03     Subsidiaries.   Peoples Bank has no subsidiaries and does
                     ------------
not control, or have any equity ownership interest in, any other corporation, partnership, joint venture or other business association, other than any interest pledged to Peoples Bank in the ordinary course of its business as security for the obligations of third parties to Peoples Bank or held by Peoples Bank as a consequence of its exercise of rights and remedies in respect of any interest pledged as security in respect of such obligation.

            2.04     Capitalization of Peoples Bank.  The authorized capital
                     ------------------------------
stock of Peoples Bank consists of 22,500 shares of Common Stock, $100.00 par value, of which, as of the date hereof, 22,500 shares were issued and outstanding. Peoples Bankshares has and will have as of the Effective Time good and marketable title to 19,997 shares, or 88.88% of the then issued and outstanding shares of Peoples Bank Common Stock, free and clear of any liens, claims, charges, encumbrances and assessments of any kind or nature whatsoever. There are no other shares of capital stock or other Equity Securities (as defined below) of Peoples Bank outstanding. All of the issued and outstanding shares of Peoples Bank Common Stock are validly issued, fully paid and nonassessable. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities.

            2.05     Financial Statements.
                     --------------------

                     (a)   Attached hereto as Schedule 2.05(a) are copies of
                                              ----------------
the following financial statements:

                           (i)     Balance sheets of Peoples Bankshares as of
December 31, 1994, 1993 and 1992, related statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1994, together with the notes thereto compiled by Peoples Bankshares' independent auditors;

                           (ii)    Balance sheets of Peoples Bankshares as of
June 30, 1995 and 1994 and related statements of income, changes in shareholders' equity and cash flows for the six-month periods ended June 30, 1995 and 1994;

                           (iii)   Form FR Y-6 reports of Peoples Bankshares
as of December 31, 1994, 1993 and 1992, and Form FR Y-9LP and Form FR Y-9C reports filed during such periods, as furnished by Peoples Bankshares to the Federal Reserve Board; and

                           (iv)    The Consolidated Reports of Condition and
Income of Peoples Bank as of and for the years ended December 31, 1994, 1993 and 1992, and as of and for the nine-month period ended September 30, 1995, as filed by Peoples Bank with the FDIC.

                     (b) The financial statements referenced above are referred to collectively as the "Peoples Financial Statements." The Peoples Financial Statements have been prepared in accordance with the books and records of Peoples Bankshares and Peoples Bank in accordance with generally accepted accounting principles ("GAAP") or, as to the financial statements referenced in subsection (a)(iii) and (a)(iv) above, regulatory accounting principles, consistently applied, and present fairly the consolidated financial positions of Peoples Bankshares and Peoples Bank, respectively, at the dates thereof and the consolidated results of their respective operations and cash flows.

                     (c) Peoples Bankshares and Peoples Bank have each prepared, kept and maintained through the date hereof true, correct and complete financial and other books and records of their affairs which fairly reflect their respective financial conditions, results of operations, businesses, assets, prospects or operations.

            2.06     Reports.  Since January 1, 1992, Peoples Bankshares and
                     -------
Peoples Bank have filed all reports, registrations and statements, together with any required amendments thereto, that were required to be filed with any federal, state, municipal or local government, securities, banking, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (such entities being referred to herein collectively as the "Regulatory Authorities and individually as a "Regulatory Authority"), having jurisdiction over the affairs of each. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Peoples Reports." As of their respective dates, the Peoples Reports complied in all respects with all the rules and regulations promulgated by the applicable Regulatory Authority. With respect to the Peoples Reports filed with the Regulatory Authorities, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examination of, Peoples Bank or Peoples Bankshares.

            2.07     Title to and Condition of Assets.
                     --------------------------------

                     (a)   Except as may be reflected in the Peoples
Financial Statements or set forth on Schedule 2.07(a) and excepting all real
                                     ----------------
property (which is the subject of Section 2.08), Peoples Bank has, and at the Closing Date will have, good and marketable title to its properties and assets, including, without limitation, those reflected on the Peoples Financial Statements, relating to Peoples Bank, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except for liens for taxes, assessments or other governmental charges not yet delinquent.

                     (b) No assets reflected on the Peoples Financial Statements in respect of Peoples Bank have been sold, leased, transferred, assigned or otherwise disposed of since September 30, 1995, except in the ordinary course of business or as set forth in Schedule 2.07(b) under the
                                               ----------------
heading "Dispositions."

                     (c) All furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Peoples Bank, including any of such items leased as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole, with no single such item being deemed of importance, are fit for the purposes for which they were intended, are in good order and repair, free of defects and in good operating condition, subject only to normal wear and tear. The operation by Peoples Bank of such assets is in compliance in all respects with all applicable laws, ordinances and rules and regulations of any governmental authorities having jurisdiction.

            2.08     Real Property.
                     -------------

                     (a) The legal description of each parcel of real property owned by Peoples Bank (other than real property acquired in foreclosures or in lieu of foreclosure in the course of collection of its loans and being held by Peoples Bank for disposition as required by law) is set forth in Schedule 2.08(a) attached hereto under the heading "Owned Real
             ----------------
Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Peoples Bank as lessee is also set forth in Schedule 2.08(a) under the
                                            ----------------
heading "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Collectively, the Owned Real Property and the Leased Real Property is herein referred to as the "Real Property."

                     (b) There is no pending dispute involving Peoples Bank as to the title of or the right to use any of its Real Property.

                     (c) Peoples Bank has no interest in any other real property except interests as a mortgagee, and except for real property acquired in foreclosures or in lieu of foreclosure and being held for disposition as required by law.

                     (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

                     (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of the Sellers, threatened, with respect to any such building, structure or improvement. The Real Property is in generally good condition, reasonable wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

                     (f) Except as may be reflected on the Peoples Financial Statements or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate adversely affect the use or value of the parcel of Real Property, Peoples Bank has, and at the Closing Date will have, good and marketable title to its Real Property, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties.

            2.09     Loans, Commitments and Contracts.
                     --------------------------------

                     (a)   Schedule 2.09(a) contains a complete and accurate
                           ----------------
listing of all contracts entered into with respect to deposits of $100,000 or more, by account or other identifying number, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to or involving extensions of credit or other commitments to extend credit by Peoples Bank with respect to any one entity or related group of entities in excess of $250,000, to which any of the foregoing is a party or by which it is bound, by account or other identifying number, and, where applicable, such other information as shall be necessary to identify any related group of entities.

                     (b) Except for the contracts and agreements required to be listed on Schedule 2.09(a) and except as set forth in Schedule 2.09(b)
                ----------------                            ----------------
hereto, Peoples Bank is not a party to or bound by any:

                           (i)     agreement, contract, arrangement,
            understanding or commitment with any labor union;

                           (ii)    franchise or license agreement;

                           (iii) written employment, severance or termination pay, agency, consulting or similar agreement, contract, arrangement, understanding or commitment in respect of personal services;

                           (iv) any material agreement, arrangement or commitment (A) not made in the ordinary course of business, or
            (B) pursuant to which the Sellers or any subsidiary of the Sellers is or may become obligated to invest in or contribute to any subsidiary of the Sellers other than pursuant to the Sellers Employee Plans (as that term is defined in Section 2.19 hereof)
            and agreements relating to joint ventures or partnerships set forth in Schedule 2.03, true and complete copies of which have been
                     -------------
            furnished to the Mercantile Entities;

                           (v) any agreement, indenture or other instrument not disclosed in the Peoples Financial Statements relating to the borrowing of money by Peoples Bank, Peoples Bankshares or any of their respective subsidiaries or the guarantee by Peoples Bank, Peoples Bankshares or any of their respective subsidiaries of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Peoples Bank, Peoples Bankshares or any of their respective subsidiaries, such as deposits, Fed Funds borrowings, Federal Home Loan Bank Board advances and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $50,000;

                           (vi) any contract containing covenants which limit the ability of Peoples Bank, Peoples Bankshares or any of their respective subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Peoples Bank, Peoples Bankshares or any of their respective subsidiaries may carry on their respective businesses (other than as may be required by law or any applicable Regulatory Authority);

                           (vii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K as promulgated by the Securities and Exchange Commission (the "SEC") to be performed after the date of this Agreement;

                           (viii) any lease with annual rental payments aggregating $25,000 or more;

                           (ix) loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing at Peoples Bank in the ordinary course of business;

                           (x) loans or debts payable or owing by any executive officer or director of Peoples Bank, Peoples Bankshares or any of their respective subsidiaries or any other person or entity deemed an "executive officer" or a "related interest" of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board;

                           (xi) other agreement, contract, arrangement, understanding or commitment involving an obligation by Peoples Bank, Peoples Bankshares or any of their respective subsidiaries of more than $50,000 and extending beyond six months from the date hereof that cannot be cancelled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Peoples Bank, Peoples Bankshares or any of their respective subsidiaries in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $250,000.

                     (c) Peoples Bank carries property, casualty, liability, directors and officer errors and omissions, products liability and other insurance coverages as set forth in Schedule 2.09(c) under the heading
                                          ----------------
"Insurance."

                     (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 2.09(c) shall be furnished or made available to the
               ----------------
Mercantile Entities.

                     (e) To the best knowledge of the Sellers, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 2.09(a), Schedule 2.09(b) and Schedule 2.09(c) is a valid,
      ----------------  ----------------     ----------------
binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than Peoples Bank) may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

                     (f)   Schedule 2.09(f) under the heading "Loans" contains
                           ----------------
a true, correct and complete listing, as of the date of this Agreement, by account or other identifying number, of (i) all loans in excess of $200,000, of Peoples Bank which have been accelerated during the past twelve months, (ii) all loan commitments or lines of credit of Peoples Bank in excess of $100,000 which have been terminated by Peoples Bank during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which Peoples Bank has given written notice to the borrower or customer of Peoples Bank's intent to terminate during the past twelve months, (iv) with respect to all loans in excess of $100,000, all notification letters and other written communications from Peoples Bank to any of its borrowers, customers or other parties during the past twelve months wherein Peoples Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults, (v) each borrower, customer or other party which has notified
Peoples Bank during the past twelve months of, or asserted against Peoples
Bank, in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given Peoples Bank any oral notification of, or asserted against Peoples Bank, any such claim, and (vi) all loans in excess of $50,000 (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) where a reasonable doubt exists as to the timely future collectibility of future principal and interest, whether or not interest is still accruing or the loan is less than 90 days past due, (4) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (5) where a specific reserve allocation exists in connection therewith, or (6) that have been classified "substandard," "doubtful" or "loss" or the equivalent thereof by any Regulatory Authority.

            2.10     Absence of Defaults.  Except as set forth in Schedule
                     -------------------                          --------
2.10 attached hereto under the heading "Defaults," there are no pending
- ----
disputes between Peoples Bank and the other parties to the agreements, contracts, leases, insurance policies and other documents referred to in
Schedule 2.09, and to the best knowledge of the Sellers, all such agreements,
- --------------
contracts, leases, insurance policies and other documents are in full force and effect and not in default with respect to Peoples Bank or any other party thereto, and will continue in full force and effect immediately after the Closing Date.

            2.11     Absence of Undisclosed Liabilities.  Except as disclosed
                     ----------------------------------
in Schedule 2.11 or in any other Schedule attached hereto:
   -------------

                     (a) As of the date hereof, Peoples Bank has no debts, liabilities or obligations, equal to or exceeding $25,000, individually, or $50,000, in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are required to be reflected in the Peoples Financial Statements or the notes thereto in accordance with GAAP consistently applied except:

                           (i)     liabilities reflected in the Peoples
                     Financial Statements, and

                           (ii) debts, liabilities or obligations incurred since September 30, 1995, in the ordinary and usual course of its businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits, and none of which adversely affect its financial positions or results of operations, businesses, assets, prospects or operations; and

                     (b) to the best knowledge of the Sellers, Peoples Bank was not, as of September 30, 1995, and since such date to the date hereof has not become a party to, any contract or agreement, excluding deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Peoples Bank in the ordinary course of business which affected, affects or may reasonably be expected to affect, materially and adversely, its financial position, results of operations, business, assets or operations.

            2.12     Allowance for Loan and Lease Losses; Non-Performing
                     ---------------------------------------------------
Assets.
- ------
                     (a) All of the accounts, notes and other receivables which are reflected in the balance sheet of Peoples Bank as of September 30, 1995 were acquired in the ordinary course of business and are collectible in full in the ordinary course of business, except for possible loan and lease losses which are adequately provided for in accordance with GAAP in the allowance for loan and lease losses in such balance sheet, and (ii) the collection experience of Peoples Bank since September 30, 1995 to the date hereof has not been materially adverse to the credit and collection experience of Peoples Bank in the nine months ended September 30, 1995 and the year ended December 31, 1994.

                     (b) The allowance for loan losses contained in the balance sheet of Peoples Bank as of September 30, 1995 was established in accordance with the past practices and experiences of Peoples Bank and the such allowance was adequate in all material respects under the requirements of GAAP to provide for possible losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet; provided, however, nothing herein contained shall be construed as a warranty of the collectibility of any loan or that the actual loan losses incurred will not exceed the amount of the allowance.

                     (c)   Schedule 2.12(c) sets forth as of the date of this
                           ----------------
Agreement all assets classified as real estate acquired through foreclosure, including in-substance foreclosed real estate ("Non-Performing Assets").

                     (d)   The aggregate amount of all loans described by
Section 2.09(f)(vi) and all Non-Performing Assets pursuant to Section 2.12(c) shall not exceed $300,000.

            2.13     Taxes.  Each of Peoples Bankshares and Peoples Bank has
                     -----
timely filed or will timely file (including all extensions) all tax returns required to be filed at or prior to the Closing Date ("Peoples Returns").
Each of Peoples Bankshares and Peoples Bank has paid, or has set up adequate reserves on the Peoples Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and has set up adequate reserves on the Peoples Financial Statements for the payment of all taxes anticipated to be payable in respect of the period subsequent to the last of said periods (treating for this purpose the Closing Date as the last day of an applicable period, whether or not it is in fact the last day of a taxable period). Each of Peoples Bankshares and Peoples Bank will not have any liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against Peoples Bankshares or Peoples Bank which would not be covered by existing reserves. Neither Peoples Bankshares nor Peoples Bank is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal, state and foreign income tax returns of each of Peoples Bankshares and Peoples Bank have not been audited by the Internal Revenue Service (the "IRS") or the state or foreign taxing authority during the previous seven years. Neither Peoples Bankshares nor Peoples Bank has made any election under Income Tax Regulation Section Section 1.1502-33(d)(3) or 1.1552-1(c), each of which relates to the allocation of the consolidated federal income tax liability,

                                    -14
and, other than the Tax Sharing Agreement dated July 15, 1993 by and between Peoples Bankshares and Peoples Bank (the "Tax Sharing Agreement"), neither Peoples Bankshares nor Peoples Bank is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay or contribute to the tax obligations of any other person. There is no deficiency or refund litigation or matter in controversy with respect to Peoples Returns. Neither Peoples Bankshares nor any of its subsidiaries has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

            2.14     Material Adverse Change.  Since September 30, 1995,
                     -----------------------
there has been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Peoples Bank, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

            2.15     Litigation and Other Proceedings.  Except as set forth
                     --------------------------------
in Schedule 2.15, Peoples Bank is not a party to any pending or, to the best
   -------------
knowledge of the Sellers, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, an adverse effect on the business, financial condition, results of operations or prospects of Peoples Bank. Without limiting the generality of the foregoing, except as set forth in Schedule 2.15, there are no actions, suits or
                                  -------------
proceedings pending or, to the best knowledge of the Sellers, threatened against Peoples Bankshares or Peoples Bank or any of their respective officers or directors by any shareholder of Peoples Bankshares or Peoples Bank (or any former shareholder) or involving claims under the Community Reinvestment Act of 1977, Bank Secrecy Act, the fair lending laws or any other laws applicable to Peoples Bank.

            2.16     Compliance with Laws.
                     --------------------

                     (a) To the best knowledge of the Sellers, Peoples Bankshares and Peoples Bank have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current; in each case except for permits, licenses, authorizations, orders, approvals, filings, applications and registrations the failure to have (or have made) would not have a material adverse effect on the financial condition, results of operations, business or prospects of Peoples Bank.

                     (b) Each of Peoples Bankshares and Peoples Bank has complied with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights and occupational health and safety laws and regulations and including, without limitation, in the case of Peoples Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) neither Peoples Bankshares nor Peoples Bank is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit or license of any Regulatory Authority or court, whether federal, state, municipal or local and whether at law or in equity.

                     (c)   Except as set forth in Schedule 2.15, Peoples Bank
                                                  -------------
is not subject to or reasonably likely to incur a liability as a result of its ownership, operation or use of any Property (as defined below) of the Sellers (whether directly or as a consequence of such Property being part of the investment portfolio of Peoples Bank) (A) that is contaminated by or contains any hazardous waste, toxic substance or related materials, including, without limitation, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Peoples Bank, including, without limitation, property under foreclosure, property held by Peoples Bank in its capacity as a trustee and property in which any venture capital or similar unit of Peoples Bank has an interest. No claim, action, suit or proceeding is pending against Peoples Bank relating to the Property before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Peoples Bank with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Peoples Bank which reasonably could be expected to have a material adverse effect on the condition of Peoples Bank.

                     (d) Since December 31, 1991, neither Peoples Bankshares nor Peoples Bank has received any notification or communication which has not been favorably resolved from any Regulatory Authority (i) asserting that Peoples Bankshares or any subsidiary of Peoples Bankshares is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 2.15(c) or in any writing previously furnished to the
         ----------------
Mercantile Entities and (B) reasonably could not be expected to have a material adverse effect on the condition of Peoples Bank, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the condition of Peoples Bank including, without limitation, such company's status as an insured depository institution under the Federal Deposit Insurance Act,
(iii) requiring or threatening to require Peoples Bankshares or Peoples Bank, or indicating that Peoples Bankshares or Peoples Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Peoples Bankshares or Peoples Bank, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

                     (e) Neither Peoples Bankshares nor Peoples Bank is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

            2.17     Labor.  No work stoppage involving Peoples Bank is pending
                     -----
or, to the best knowledge of Sellers, threatened. Peoples Bank is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could adversely affect the business of Peoples Bank. Employees of Peoples Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

            2.18     Material Interests of Certain Persons.  Except as set
                     -------------------------------------
forth on Schedule 2.18, no officer or director of Peoples Bankshares, Peoples
         -------------
Bank or any subsidiary of Peoples Bankshares, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Peoples Bank which would be required to be disclosed by Item 404 of

Regulation S-K promulgated by the SEC if Peoples Bank had a class of securities registered under Section 12 of the Exchange Act.

            2.19     Employee Benefit Plans.
                     ----------------------

                     (a)   Schedule 2.19(a) lists all pension, retirement,
                           ----------------
supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Peoples Bankshares or Peoples Bank in respect of any of the present or former directors, officers or other employees of and/or consultants to Peoples Bank (collectively, the "Sellers Employee Plans"). The Sellers have furnished the Mercantile Entities with the following documents with respect to each of the Sellers Employee Plans:
(i) a true and complete copy of all written documents comprising such Sellers Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Sellers Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, the Sellers have furnished the Mercantile Entities with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Peoples Bank.

                     (b) All of the Sellers Employee Plans have been maintained and operated in all material respects in accordance with their terms and the requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, ERISA and the Code. All contributions required to be made to the Sellers Employee Plans have been made.

                     (c) With respect to each of the Sellers Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the best knowledge of the Sellers, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19(a)), exceed
                                                  ----------------
the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of the Sellers, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or, to the best knowledge of the Sellers, Peoples Bank, to any tax or penalty; (iv) except as set forth in Schedule 2.19(c), no Pension
                                                ----------------
Plan or any trust created thereunder has been terminated, nor to the best knowledge of the Sellers have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1987; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA (whether or not waived).  Except as set forth in
Schedule 2.19(c), no Pension Plan is a "multiemployer plan" as that term is
- ----------------
defined in Section 3(37) of ERISA.

                     (d)   Except as set forth on Schedule 2.19(d), Peoples
                                                  ----------------
Bank does not have any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

                     (e) Peoples Bank does not have any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

                     (f)   Except as set forth on Schedule 2.19(f), neither
                                                  ----------------
the execution nor delivery of this Agreement or the Plan of Merger, nor the consummation of any of the transactions contemplated hereby and thereby, will
(i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Peoples Bank, (ii) increase any benefit otherwise payable under any of the Sellers Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. The Sellers shall use their best efforts to insure that no amounts paid or payable by Peoples Bank or the Mercantile Entities to or with respect to any employee or former employee of Peoples Bank will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

            2.20     Conduct of Peoples Bankshares' and Peoples Bank's
                     -------------------------------------------------
Businesses to Date.  Except as disclosed in Schedule 2.20 or otherwise in
- ------------------                          -------------
this Agreement, from and after September 30, 1995: (a) Peoples Bank has carried on its business in the ordinary and usual course consistent with past practices, (b) neither Peoples Bankshares nor Peoples Bank has issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on its balance sheet, (c) neither Peoples Bankshares nor Peoples Bank has granted any option for the purchase of its capital stock, effected any stock split or otherwise changed its capitalization,
(d) Peoples Bank has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, (e) Peoples Bank has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) Peoples Bank has not discharged or satisfied any lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) Peoples Bank has not sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) Peoples Bank has not increased the rate of compensation of, or paid any bonus to, any of its directors, officers or other employees, except merit or promotion increases in accordance with existing policy, entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, entered into, terminated or substantially modified any Sellers Employee Plan in respect of any of its present or former directors, officers or other employees, or agreed to do any of the foregoing, (i) Peoples Bank has not suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, and (j) Peoples Bank has not entered into any transaction, contract or commitment outside the ordinary course of its business.

            2.21     Registration Statement, Etc.  None of the information
                     ----------------------------
regarding Peoples Bankshares and/or Peoples Bank supplied or to be supplied by either of them for inclusion or included in (a) a Registration Statement on Form S-4 to be filed with the SEC by Mercantile for the purpose of registering the shares of Mercantile Common Stock to be issuable as Acquisition Consideration pursuant to the provisions of this Agreement (the "Registration Statement"), (b) the Proxy Statement to be mailed to shareholders of Peoples Bankshares and to shareholders of Peoples Bank in connection with the meetings to be called to consider the approval of the Exchange, the Merger, this Agreement and the Plan of Merger (the "Proxy Statement") and (c) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meetings of Peoples Bankshares' shareholders and of Peoples Bank's shareholders referred to in
Section 5.03, be false or misleading with respect to any fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Peoples Bankshares and/or Peoples Bank is responsible for filing with any regulatory authority in connection with the Acquisition will comply as to form with the provisions of applicable law.

            2.22     Brokers and Finders; Other Liabilities.  Except as set
                     --------------------------------------
forth on Schedule 2.22, neither Peoples Bankshares nor Peoples Bank nor any
         -------------
of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Peoples Bankshares and/or Peoples Bank in connection with this Agreement or the Plan of Merger or the transactions contemplated hereby and thereby. Peoples Bank shall be liable in respect of all reasonable fees and expenses of counsel and accountants for Peoples Bank.

            2.23     Directors' and Officers' Insurance.  Peoples Bank has
                     ----------------------------------
taken or will take all requisite action (including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement or the Plan of Merger and the transactions contemplated hereby and thereby) occurring prior to the Effective Time that are known to the Sellers, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the condition of Peoples Bank. Set forth on
Schedule 2.09(c) is a list of all insurance policies maintained by or for the
- ----------------
benefit of Peoples Bank as of the date hereof for its directors, officers, employees or agents.

            2.24     Tax and Regulatory Matters.  Neither Peoples Bankshares
                     --------------------------
nor Peoples Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of
Section 368 of the Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(c) or the consummation of the transactions contemplated by this Agreement and the Plan of Merger.

            2.25     Interest Rate Risk Management Instruments.  Peoples Bank
                     -----------------------------------------
is not a party to, nor are any of its properties or assets bound by, interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, except that certain variable rate loans and investment securities held by Peoples Bank contain floors and caps.


                                  ARTICLE III
                                  -----------

           REPRESENTATIONS AND WARRANTIES OF THE MERCANTILE ENTITIES

            As an inducement to the Sellers to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by the Sellers, the Mercantile Entities hereby jointly and severally represent and warrant to the Sellers as to the following matters:

            3.01     Organization and Authority.  Mercantile and Ameribanc
                     --------------------------
are each corporations duly organized, validly existing and in good standing under the laws of the State of Missouri, each is duly qualified to do business and each is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and each has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Mercantile and Ameribanc are each registered as a bank holding company with the Federal Reserve Board under the BHC Act. Acquisition Bank will, prior to the Closing date, be chartered as a Kansas state bank by the Kansas Commissioner, will be duly organized, validly existing and in good standing under the laws of the State of Kansas, will be duly qualified to do business and will be in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and will have the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Acquisition Bank will be a bank insured by the FDIC under the FDI Act.

            3.02     Corporate Authorization.
                     -----------------------

                     (a) Mercantile and Ameribanc each have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement by Mercantile and Ameribanc and the consummation of the transactions contemplated hereby have been duly authorized by the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of Ameribanc, and no other approval of the respective Boards or shareholders or any committees thereof is required. Subject to such approvals of governmental agencies and other governing boards having regulatory authority over Mercantile and Ameribanc as may be required by statute or regulation, this Agreement is a valid and binding obligation of Mercantile and Ameribanc, enforceable against each in accordance with its terms.

                     (b) Neither the execution, delivery and performance by Mercantile or Ameribanc of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Mercantile or Ameribanc with any of the provisions hereof, will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Mercantile or Ameribanc under any of the terms, conditions or provisions of (i) their respective Articles of Incorporation or By-Laws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile or Ameribanc is a party or by which it may be bound, or to which Mercantile or Ameribanc or any of its properties or assets may be subject, or (b) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.02, to the best knowledge of the Mercantile Entities, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile or Ameribanc or any of their properties or assets.

                     (c) Other than in connection with or in compliance with the provisions of the Kansas Banking Act, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, or any required approvals of the FDIC or the Kansas Commissioner, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Mercantile, Ameribanc and Acquisition Bank of the transactions contemplated by this Agreement and the Plan of Merger.

            3.03     Capitalization of Mercantile.  The authorized capital
                     ----------------------------
stock of Mercantile consists of (a) 100,000,000 shares of Mercantile Common Stock, of which, as of September 30, 1995, 55,333,878 shares were issued and outstanding and (b) 5,000,000 shares of preferred stock, no par value ("Mercantile Preferred Stock"), issuable in series, of which 5,306 shares of Series B-1 Preferred Stock and 9,500 shares of Series B-2 Preferred Stock were issued and outstanding. Mercantile has designated 1,000,000 shares of Mercantile Preferred Stock as "Series A Junior Participating Preferred Stock" and has reserved such shares under a Rights Agreement dated May 23, 1988 (the "Mercantile Rights Agreement") between Mercantile and Mercantile Bank of
St. Louis National Association, as Rights Agent. As of November 30, 1995, Mercantile had reserved (i) 4,278,691 shares of Mercantile Common Stock for issuance under various Mercantile employee and/or director stock option, incentive and/or benefit plans ("Mercantile Employee/Director Stock Grants");
(ii) 322,000 shares of Mercantile Common Stock for issuance upon the acquisition of Security Bank of Conway, F.S.B. ("Conway") pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of July 7, 1995, as amended and restated as of September 18, 1995, by and between Conway, Mercantile and Mercantile Bancorporation Inc. of Arkansas, (iii) 521,424 shares of Mercantile Common Stock for issuance upon the acquisition of First Sterling Bancorp, Inc. ("Sterling") pursuant to the Agreement and Plan of Merger dated as of July 24, 1995 by and between Sterling, Mercantile and Mercantile Bancorporation Incorporated of Illinois ("MBII"), (iv) 7,996,952 shares of Mercantile Common Stock for issuance upon the acquisition of Hawkeye Bancorporation ("Hawkeye") pursuant to the Agreement and Plan of Merger dated as of August 4, 1995, by and between Hawkeye and Mercantile and
(v) 199,446 shares of Mercantile Common Stock for issuance upon the acquisition of Metro Savings Bank, F.S.B. ("Metro") pursuant to the Agreement and Plan of Reorganization dated as of September 15, 1995 by and between Metro, Mercantile and MBII. From November 30, 1995 through the date of this Agreement, no shares of Mercantile Common Stock have been issued, excluding any such shares which may have been issued in connection with Mercantile Employee/Director Stock Grants.

            Mercantile continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by Mercantile of another bank, bank holding company or other company (or the assets and/or liabilities thereof) for consideration that may include equity securities. In addition, prior to the Effective Time, Mercantile may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Except in connection with currently pending and/or subsequent acquisition transactions and except for securities to be issued pursuant to various Mercantile stock option, incentive and/or benefit plans, there are no other Equity Securities of Mercantile outstanding. All of the issued and outstanding shares of Mercantile Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Mercantile. At the Effective Time, the Mercantile Common Stock issued pursuant to this Agreement will be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to preemptive rights.

            3.04     Mercantile Financial Statements.  The supplemental
                     -------------------------------
consolidated balance sheets of Mercantile and its subsidiaries (hereinafter sometimes referred to collectively as "Mercantile Subsidiaries") as of December 31, 1994, 1993 and 1992 and related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, together with the notes thereto, audited by KPMG Peat Marwick LLP, and the consolidated balance sheet of Mercantile and the Mercantile Subsidiaries as of September 30, 1995 and related consolidated statements of income and cash flows for the nine-month period ended September 30, 1995, as filed with the SEC (collectively, the "Mercantile Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Mercantile and the Mercantile Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of Mercantile and the Mercantile Subsidiaries for the periods stated therein and are derived from the books and records of Mercantile and the Mercantile Subsidiaries.

            3.05     Reports.  Since January 1, 1992, Mercantile and each of
                     -------
the Mercantile Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency (the "OCC"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Mercantile Reports." As of their respective dates, the Mercantile Reports complied with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the OCC and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            3.06     Material Adverse Change.  Since September 30, 1995,
                     -----------------------
there has been no material adverse change in the financial condition, results of operations or prospects of Mercantile and the Mercantile Subsidiaries taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

            3.07     Registration Statement, Proxy Statement, Etc.  None of
                     ---------------------------------------------
the information regarding Mercantile and the Mercantile Subsidiaries supplied or to be supplied by Mercantile for inclusion or included in (a) the Registration Statement, (b) the Proxy Statement, or (c) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, to the best knowledge of the Mercantile Entities be false or misleading with respect to any fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meetings of shareholders of Peoples Bankshares and Peoples Bank referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either such meeting. All documents which the Mercantile Entities are responsible for filing with the SEC and any regulatory authority in connection with the Acquisition will comply as to form and contents in all respects with the provisions of applicable law.

            3.08     Brokers and Finders.  Neither Mercantile, Ameribanc nor
                     -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Mercantile or Ameribanc in connection with this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby.

            3.09     Legal Proceedings or Other Adverse Facts.  There is no
                     ----------------------------------------
legal action or governmental proceeding or investigation pending, or to the best knowledge of the Mercantile Entities, threatened against Mercantile or Ameribanc that could prevent or adversely affect or seeks to prohibit the consummation of the transactions contemplated hereby, nor is Mercantile or Ameribanc subject to any order of a court or governmental authority having any such effect. Neither Mercantile nor Ameribanc has knowledge of any other fact that could prevent or adversely affect the consummation of the transactions contemplated hereby.


                                  ARTICLE IV
                                  ----------

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

            4.01     Conduct of Businesses Prior to the Effective Time.  During
                     -------------------------------------------------
the period from the date of this Agreement to the Effective Time, Peoples Bankshares and Peoples Bank shall conduct their respective businesses according to the ordinary and usual course consistent with past and current practices and shall use their best efforts to maintain and preserve their respective business organizations, employees and advantageous business relationships and retain the services of its officers and key employees.

            4.02     Forbearances of Peoples Bankshares and Peoples Bank.
                     ---------------------------------------------------
During the period from the date of this Agreement to the Closing Date, neither Peoples Bankshares nor Peoples Bank shall, without the prior written consent of the Mercantile Entities:

                     (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock, except that (i) Peoples Bank may declare and pay a cash dividend of not more than $20.00 per share on the Peoples Bank Common Stock in January of 1996 for the year ended December 31, 1995 and (ii) Peoples Bank may declare and pay dividends of not more than $5.00 per share for each of the first and second quarter of 1996; provided, however, Peoples Bank shall coordinate the record and payment dates of each such quarterly dividend such that the record and payment dates for a given quarterly dividend are the same as Mercantile's record and payment dates for its regular quarterly dividend for that quarter; provided, further, however, if the Effective Time shall not have occurred on or before September 10, 1996, Peoples Bank may declare and pay a dividend for each quarter ending thereafter in which the Mercantile Board of Directors shall declare a dividend on shares of Mercantile Common Stock that in the aggregate is not in excess of the greater of (A) the aggregate quarterly dividend that would have been paid by Mercantile on the Acquisition Consideration if the Acquisition had been consummated on September 10, 1996 and (B) $112,500; provided, further, however, Peoples Bank shall not declare or pay its quarterly dividend for any quarter in which Peoples Bank's shareholders will be entitled to receive a regular quarterly dividend on the shares of Mercantile Common Stock to be issued in the Acquisition.

                     (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Sellers Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees consistent with past practice, (ii) as required by law or contract and (iii) such increases of which the Sellers notify the Mercantile Entities in writing and which the Mercantile Entities do not disapprove within 10 days of the receipt of such notice;

                     (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Acquisition and the Topeka Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

                     (d) propose or adopt any amendments to its articles of incorporation or other charter document or By-Laws;

                     (e) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement;

                     (f) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

                     (g) (i) without first consulting with Mercantile, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $250,000 or in any amount which, when aggregated with any and all loans or credit commitments of Peoples Bank to such person or entity, would be in excess of $250,000, provided no such consultation shall be required in respect of single-family residential loans or credits that (A) remain in Peoples Bank's loan portfolio, (B) do not exceed $125,000 and (C) are saleable in recognized secondary markets pursuant to Peoples Bank's lending policies as in effect on the date hereof; (ii) without first obtaining the written consent of Mercantile, Lend to any person or entity in an amount in excess of $400,000 or in any amount which, when aggregated with any and all loans or credit commitments of Peoples Bank to such person or entity, would be in excess of $400,000; (iii) Lend to any person other than in accordance with Peoples Bank's lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (ii) Peoples Bank may make any such loan in the event (A) Peoples Bank has delivered to Mercantile or its designated representative a notice of its intention to make such loan and such information as Mercantile or its designated representative may reasonably require in respect thereof and (B) Mercantile or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Mercantile or its designated representative of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Peoples Bank (except those denoted "pass" thereon), in an amount in excess of $25,000; provided, however, that nothing in this paragraph shall prohibit Peoples Bank from honoring any contractual obligation in existence on the date of this Agreement or, with respect to loans described in clause (i) above, making such loans after consulting with Mercantile. Notwithstanding clauses (i) and (ii) of this Section 4.02(g), the Sellers shall be authorized, without first consulting with the Mercantile Entities or obtaining the Mercantile Entities' prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of five percent (5%) of such Pre-Existing Facilities or $25,000;

                     (h) directly or indirectly (including through its officers, directors, employees or other representatives) (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than the Mercantile Entities or the affiliates thereof) relating to the disposition of any significant portion of the business or assets of Peoples Bankshares or Peoples Bank or the acquisition of Equity Securities of Peoples Bankshares or Peoples Bank or the merger of Peoples Bankshares or Peoples Bank with any person (other than the Mercantile Entities or the affiliates thereof) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Peoples Bankshares and Peoples Bank shall promptly notify Mercantile orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

                     (i) take any action that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement and the Plan of Merger or the ability of the Mercantile Entities and the Sellers to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement and the Plan of Merger or to perform its covenants and agreements under this Agreement or the Plan of Merger or (ii) prevent or impede the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code;

                     (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

                     (k) in the case of Peoples Bank, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $500,000 for U.S. Treasury Securities and Federal Agency securities and $100,000 for all other investment instruments, provided that for purposes of this Subsection (k), such consent shall not be unreasonably withheld;

                     (l) agree in writing or otherwise take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

                     (m) enter into or increase any loan or credit commitment (including standby letters of credit) to any executive officer or director of Peoples Bankshares or Peoples Bank, any shareholder of Peoples Bankshares or Peoples Bank, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1, without first obtaining the prior written consent of Mercantile, which consent shall not be unreasonably withheld. For purposes of this subsection (m), "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

            4.03     Forbearances of the Mercantile Entities.  During the
                     ---------------------------------------
period from the date of this Agreement to the Closing Date, the Mercantile Entities shall not, without the prior consent of the Sellers, agree in writing or otherwise engage in any activity, enter into any transaction or take or omit to take any other action which would make any of the representations and warranties of Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

                                   ARTICLE V
                                   ---------

                             ADDITIONAL AGREEMENTS

            5.01     Access and Information; Due Diligence.
                     -------------------------------------

                     (a) Peoples Bankshares and Peoples Bank each shall afford to the Mercantile Entities, and to the Mercantile Entities' accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the Mercantile Entities (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities or banking laws and (ii) all other information concerning its business, properties and personnel as the Mercantile Entities may reasonably request. In the event of the termination of this Agreement, the Mercantile Entities shall, and shall cause their respective advisors and representatives to, (1) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (2) return to Peoples Bankshares and Peoples Bank all documents (including copies thereof) obtained hereunder from Peoples Bankshares and Peoples Bank and (3) use their best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

                     (b) Mercantile, promptly following the date of this Agreement, shall commence its review of Peoples Bankshares and Peoples Bank and their respective operations, business affairs, prospects and financial conditions, including, without limitation, those matters which are the subject of Peoples Bankshares' and Peoples Bank's representations and warranties included herein (the "Mercantile Due Diligence Review"). Mercantile shall conclude such review by not later than twenty (20) business days after the date of this Agreement (the "Mercantile Due Diligence Period"), but the pendency of such Mercantile Due Diligence Review shall not delay Mercantile's obligation pursuant to Section 5.02 of this Agreement to file a Registration Statement with the SEC and all other necessary applications and filings with the appropriate federal and state regulatory agencies. Mercantile shall advise Peoples Bankshares and Peoples Bank of any situation, event, circumstance or other matter which first came to the attention of Mercantile during the Mercantile Due Diligence Review which could result in the termination of this Agreement by Mercantile pursuant to
Section 7.01(d) hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter, it being the intention of Mercantile to provide notice to Peoples Bankshares and Peoples Bank, as promptly as possible, of any perceived impediment to the consummation of the Acquisition. Notwithstanding anything hereinabove contained or implied to the contrary, the Mercantile Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, Mercantile, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Mercantile Due Diligence Period of any event or condition which was not detected in the Mercantile Due Diligence Review by Mercantile and which would constitute a breach of any representation, warranty or agreement of Peoples Bankshares or Peoples Bank under this Agreement.

            5.02     Registration Statement; Regulatory Matters.
                     ------------------------------------------

                     (a) Mercantile shall prepare and, subject to the review and consent of the Sellers with respect to matters relating to the Sellers, file with the SEC, as soon as is reasonably practicable, the Registration Statement with respect to the shares of Mercantile Common Stock issuable as Acquisition Consideration and shall use its best efforts to cause the Registration Statement to become effective. Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Peoples Bankshares and Peoples Bank shall furnish Mercantile all information concerning Peoples Bankshares and Peoples Bank as Mercantile may reasonably request in connection with any such action.

                     (b) Each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger as soon as is reasonably practicable after the date of this Agreement, including, without limitation, Mercantile filing the necessary applications with the FDIC and the Kansas Commissioner.

            5.03     Shareholder Approvals.  Peoples Bankshares shall call a
                     ---------------------
special meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the Exchange and this Agreement and related matters. Peoples Bank shall call a special meeting of its shareholders to be held as soon as is reasonably possible for the purpose of voting upon the Merger, this Agreement and the Plan of Merger and related matters. In connection with such meetings, Mercantile shall prepare, subject to the review and consent of Peoples Bankshares and Peoples Bank, the Proxy Statement (which shall be a part of the Registration Statement to be filed with the SEC by Mercantile) and mail it to the respective shareholders. The respective Boards of Directors of Peoples Bankshares and of Peoples Bank shall submit and recommend for approval of their respective shareholders the matters to be voted upon at such meetings. The Boards of Directors of Peoples Bankshares and Peoples Bank hereby do and will recommend this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby to their respective shareholders and use their respective best efforts to obtain the votes and approvals of their respective shareholders necessary for the approval and adoption of the matters contemplated hereby. Peoples Bankshares, upon approval of the Exchange by the shareholders of Peoples Bankshares, agrees to vote all shares of Peoples Bank Common Stock that it owns beneficially and of record for the approval of the Merger, this Agreement and the Plan of Merger at the special meeting of shareholders of Peoples Bank.

            5.04     Current Information.  During the period from the date of
                     -------------------
this Agreement to the Closing Date, each party will promptly furnish all other parties with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other parties of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any respect; (b) any material change in its business, financial condition, results of operations or prospects; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or (d) the institution or the threat of any material litigation involving such party.

            5.05     Conforming Entries.
                     ------------------

                     (a) Notwithstanding that the Sellers believe that the Sellers have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, the Sellers recognize that Mercantile may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, the Sellers and Mercantile shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Peoples Bank to those policies of Mercantile, as specified in each case in writing to the Seller, based upon such consultation and as hereinafter provided.

                     (b) In addition, from and after the date of this Agreement to the Effective Time, the Sellers and Mercantile shall consult and cooperate with each other with respect to determining (i) appropriate Peoples Bank accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Acquisition, and (ii) appropriate structuring of Peoples Bank's investment securities portfolio giving due regard to, among other things, rate sensitivity, maturity and credit quality issues, as specified in each case in writing to the Sellers, based upon such consultation and as hereinafter provided.

                     (c) The Sellers and Mercantile shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes the Seller's expenses of the Acquisition and the restructuring charges related to or to be incurred in connection with the Acquisition.

                     (d) Subject to the language contained in the second sentence hereof, at the request of Mercantile, the Sellers shall (i) establish and take such reserves and accruals to conform Peoples Bank's loan, accrual and reserve policies to Mercantile's policies, (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for various accounting purposes such expenses of the Acquisition and restructuring charges related to or to be incurred in connection with the Acquisition, and (iii) effect such divestitures or otherwise implement such restructuring in respect of Peoples Bank's investment securities portfolio to conform Peoples Bank's investment securities portfolio policies to Mercantile's policies, in the case of each of the foregoing at such times as are requested by Mercantile in a written notice to the Sellers. It is the objective of Mercantile and the Sellers that such reserves, accruals, charges and divestitures, if any, to be taken shall be consistent with GAAP and taken only after the approval conditions set forth in Section 6.01(c) hereof have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and Mercantile has informed the Sellers that it is not aware of any facts which would indicate that the other Closing conditions in Article VI hereof cannot be met at Closing.

            5.06     Environmental Reports.  The Sellers shall provide to the
                     ---------------------
Mercantile Entities as soon as reasonably practicable, but not later than twenty
(20) business days, after the acquisition, leasing, foreclosure or repossession by Peoples Bank of any real property subsequent to the date hereof, a report of a phase one environmental investigation of such real property (excluding space in retail or similar establishments leased by Peoples Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of the Mercantile Entities, the Sellers shall also provide to the Mercantile Entities a phase two investigation report on such designated parcels as soon as practicable. The Mercantile Entities shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify the Sellers of any dissatisfaction with the contents of such report. If the estimated costs of all remedial or other corrective actions or measures with regard to the real property referred to above required by applicable law exceed $250,000 in the aggregate, as reasonably estimated by an environmental expert retained for such purpose by the Sellers upon the Mercantile Entities' reasonable request and such costs will be incurred by Peoples Bank, or if such cost cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then the Mercantile Entities, after providing the Sellers with written notice of the Mercantile Entities' intent to do so and allowing the Sellers a six-month period from the date of such notice to take and complete, to the reasonable satisfaction of the Mercantile Entities, all such remedial or other corrective actions and measures (the aggregate cost which will be incurred by Peoples Bank shall not exceed $250,000) and shall have the right pursuant to Section 7.01(f) hereof to terminate this Agreement.

            5.07     Agreements of Affiliates.  Set forth as Schedule 5.07 is
                     ------------------------                -------------
a list (which includes individual and beneficial ownership) of all persons whom the Sellers believe to be "affiliates" of either Peoples Bankshares and/or Peoples Bank for purposes of Rule 145 under the Securities Act.
Seller shall use its best efforts to cause each person who is identified as an "affiliate" to deliver to Mercantile, as of the date hereof, or as soon as practicable hereafter, a written agreement in substantially the form set forth as Exhibit B to this Agreement providing that each such person will
         ---------
agree not to sell, pledge, transfer or otherwise dispose or any shares of Mercantile Common Stock to be received by such person in the Merger and/or the Exchange except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. Prior to the Effective Time, and via letter, the Sellers shall amend and supplement
Schedule 5.07 and use all reasonable efforts to cause each additional person
- -------------
who is identified as an "affiliate" to execute a written agreement as set forth in Section 5.07.

            5.08     Expenses.  Each party hereto shall bear its own expenses
                     --------
incident to preparing, entering into and carrying out this Agreement and the Plan of Merger and consummating the Acquisition, except that Ameribanc shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement.

            5.09     Miscellaneous Agreements and Consents.
                     -------------------------------------

                     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger as expeditiously as possible, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby. The Sellers and the Mercantile Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the foregoing, desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger.

                     (b)   The Sellers, prior to the Effective Time, shall
(i) consult and cooperate with the Mercantile Entities regarding implementation of those policies and procedures established by the Mercantile Entities for their governance and that of their respective subsidiaries and not otherwise referenced in Section 5.05 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and
(ii) at the request of the Mercantile Entities, conform the Seller's existing policies and procedures in respect of such matters to the Mercantile Entities' policies and procedures or, in the absence of any existing policy or procedure of the Sellers regarding any such function, introduce the Mercantile Entities' policies and procedures in respect thereof (to the extent deemed reasonable by the Sellers), unless to do so would cause Peoples Bankshares and/or Peoples Bank to be in violation of any law, rule or regulation or any Regulatory Authority having jurisdiction over Peoples Bankshares and/or Peoples Bank. No action taken in connection with the foregoing shall be the basis to assert the violation of a representation, warranty or covenant of the Sellers herein.

            5.10     Press Releases.  The Sellers and the Mercantile Entities
                     --------------
shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement, the Plan of Merger or any of the transactions contemplated hereby or thereby.

            5.11     Indemnification of Peoples Bank's Directors, Officers
                     ----------------------------------------------------
and Employees.  Mercantile agrees that the Merger shall not affect or
- -------------
diminish any of Peoples Bank's duties and obligations of indemnification existing at the Effective Time of Merger in favor of employees, agents, directors or officers of Peoples Bank arising by virtue of its Charter or By-Laws in the form in effect at the date hereof or arising by operation of law or arising by virtue of any contract, resolution, or other agreement or document existing at the date hereof, and such duties and obligations shall continue in full force and effect for so long as they would otherwise survive and continue in full force and effect. To the extent that Peoples Bank's existing directors' and officers' liability insurance policy would provide coverage for any action or omission occurring prior to the Effective Time, the Sellers agree to give proper notice to the insurance carrier and to the Mercantile Entities of a potential claim thereunder so as to preserve Peoples Bank's rights to such insurance coverage. Mercantile represents that the directors' and officers' liability insurance policy maintained by it provides for coverage of "prior acts" for directors and officers of entities acquired by Mercantile, including Peoples Bank, on and after the Effective Time.

            5.12     Employee Benefit Plans.
                     ----------------------

                     (a) Following the Effective Time, the Mercantile Entities shall cause the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation contracts set forth on
Schedule 5.12 between Peoples Bank and any current or former director,
- -------------
officer, employee or agent thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Sellers Employee Plans.

                     (b) The provisions of any plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Peoples Bank shall be deleted and terminated as of the Effective Time, and the Sellers shall ensure that following the Effective Time no holder of options to acquire shares of capital stock of Peoples Bank or any participant in any Seller Stock Plans shall have any right thereunder to acquire any securities of Peoples Bank.

                     (c) The Sellers Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the Surviving Bank until such time as the employees of Peoples Bank are integrated into Mercantile's employee benefit plans that are available to other employees of Mercantile and its subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Mercantile shall take such steps as are necessary or required to integrate the employees of Peoples Bank in Mercantile's employee benefit plans available to other employees of Mercantile and its subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with Peoples Bank for purposes of vesting and eligibility for participation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, and (ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.

            5.13     Taxes of Peoples Bankshares.  Any liability in respect
                     ---------------------------
of any consolidated, combined or unitary tax imposed upon the Sellers (including any federal income tax liability shown to be due on the final return of Peoples Bankshares) (i) with respect to a taxable period ending on or before the Closing Date or (ii) with respect to a taxable period beginning on or before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date, shall be allocated between Peoples Bankshares and Peoples Bank pursuant to (or in accordance with the principles of) Income Tax Regulation
Sec. 1.1552-1(a)(1); any such liability (i) with respect to a taxable period beginning after the Closing Date or (ii) with respect to a period that begins on or before the Closing Date and ends thereafter, but only with respect to the portion of such period after the Closing Date, shall be allocated to Peoples Bankshares. Any refund in respect of any taxable period beginning on or before the Closing Date shall be allocated between Peoples Bank and Peoples Bankshares proportionately in accordance with the allocation of the tax liability for such period under the preceding sentence. Peoples Bankshares, with the assistance and review of the Mercantile Entities, shall prepare and timely file all tax declarations, information returns, returns and statements required to be filed by it after the Closing Date. On or before the Closing Date, Peoples Bankshares and Peoples Bank shall have taken all actions required to terminate the Tax Sharing Agreement.

            5.14     State Takeover Statutes.  The Sellers will take all
                     -----------------------
steps necessary to exempt the transactions contemplated by this Agreement, the Plan of Merger and any agreement contemplated hereby or thereby from, and if necessary challenge the validity of, any applicable state takeover law.

            5.15     Tax Opinion Certificates.  The Sellers shall cause such
                     ------------------------
of their executive officers and/or directors and such holders of Peoples Bankshares Common Stock and/or Peoples Bank Common Stock, in each case, as may reasonably requested by Thompson & Mitchell, counsel to the Mercantile Entities, to timely execute and deliver to Thompson & Mitchell certificates substantially in the forms of Exhibit C, Exhibit D, Exhibit E and Exhibit F
                              ---------  ---------  ---------     ---------
hereto.

            5.16     Escrow Account.  Contemporaneously with the Closing,
                     --------------
Peoples Bank shall deposit with an escrow agent (the "Escrow Agent"), which shall be selected by Mercantile, such funds as Mercantile shall reasonably determine are necessary to provide for (i) any payments to dissenters pursuant to Section 1.09 hereof and (ii) any and all claims incurred in connection with preparing for, entering into and carrying out this Agreement or the consummation of the Merger (collectively, the "Obligations"). Upon payment of the Obligations, the Escrow Agent shall remit to Peoples Bank any funds remaining in the escrow account. Peoples Bank hereby agrees to execute an escrow agreement in a form approved by Mercantile and that Peoples Bank, upon transfer of the funds to the Escrow Agent, shall have no further claim or right to or interest in such funds.

                                  ARTICLE VI
                                  ----------

                                  CONDITIONS

            6.01     Conditions to Each Party's Obligation To Effect the
                     ---------------------------------------------------
Acquisition. The respective obligations of each party to effect the Acquisition
- -----------
shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                     (a) The approval of the Exchange and this Agreement shall have received the requisite vote of shareholders of Peoples Bankshares at the special meeting of shareholders called pursuant to Section 5.03 hereof.

                     (b) The approval of the Merger, this Agreement and the Plan of Merger shall have received the requisite vote of shareholders of Peoples Bank at the special meeting of shareholders called pursuant to
Section 5.03 hereof.

                     (c) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the FDIC, the Kansas Commissioner and any other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby.

                     (d) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                     (e) Neither Peoples Bankshares, Peoples Bank, Mercantile, Ameribanc nor Acquisition Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Acquisition.

                     (f) The Mercantile Entitles and Peoples Bankshares shall have taken all such actions as are necessary to effect the Exchange simultaneously with the Merger.

                     (g) Each of Mercantile and the Sellers shall have received from Thompson & Mitchell an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that the Acquisition will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Peoples Bankshares and/or Peoples Bank to the extent they receive Mercantile Common Stock in exchange for shares of Peoples Bankshares Common Stock and/or Peoples Bank Common Stock.

            6.02     Conditions to Obligations of the Sellers.  The
                     ----------------------------------------
obligations of the Sellers to effect the Acquisition shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                     (a)   Representations and Warranties.  The
                           ------------------------------
representations and warranties of the Mercantile Entities set forth in
Article III hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Mercantile and its subsidiaries, taken as a whole, as of the date of this Agreement and as of the Closing Date, (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of Mercantile and its subsidiaries taken as a whole and (iii) for the effect of transactions contemplated by this Agreement) and the Sellers shall have received a signed certificate which is to the best knowledge of any Executive Vice President of Mercantile, signing solely in his capacity as an officer of Mercantile, and is to that effect.

                     (b)   Performance of Obligations.  The Mercantile
                           --------------------------
Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Effective Time, and the Sellers shall have received a signed certificate which is to the knowledge of any Executive Vice President of Mercantile, signing solely in his capacity as an officer of Mercantile, and is to that effect.

                     (c)   Permits, Authorizations, etc.  The Mercantile
                           -----------------------------
Entities shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Acquisition.

                     (d)   No Material Adverse Change.  Since the date of
                           --------------------------
this Agreement, there shall have been no material adverse change in the business, financial condition, results of operations or prospects of Mercantile and its subsidiaries, taken as a whole.

                     (e)   Opinion of Counsel.  Mercantile shall have
                           ------------------
delivered to the Sellers an opinion of counsel to Mercantile dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit G to this Agreement.
             ---------

            6.03     Conditions to Obligations of the Mercantile Entities.
                     ----------------------------------------------------
The obligations of the Mercantile Entities to effect the Acquisition shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                     (a)   Representations and Warranties.  The
                           ------------------------------
representations and warranties of the Sellers set forth in Article II hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Peoples Bank, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of Peoples Bank and (iii) for the effect of transactions contemplated by this Agreement) and Mercantile shall have received a signed certificate which is to the best knowledge of the Chairman and Chief Executive Officer and President of each of Peoples Bankshares and Peoples Bank, signing solely in their capacities as officers of Peoples Bankshares and Peoples Bank, and is to that effect.

                     (b)   Performance of Obligations.  The Sellers shall
                           --------------------------
have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Mercantile shall have received a signed certificate which is to the knowledge of the Chairman and the Chief Executive Officer and President of each of Peoples Bankshares and Peoples Bank, signing solely in their capacities as officers of Peoples Bankshares and Peoples Bank, and is to that effect.

                     (c)   Permits, Authorizations, etc.  The Sellers shall
                           -----------------------------
have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to the Peoples Bank's businesses required for the consummation of the Acquisition, and the Sellers shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Acquisition.

                     (d)   No Material Adverse Change.  Since the date of
                           --------------------------
this Agreement, there shall have been no material adverse change in the business, financial condition, results of operations or prospects of Peoples Bank.

                     (e)   Opinion of Counsel.  The Sellers shall have
                           ------------------
delivered to Mercantile an opinion of counsel to the Sellers dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit H to this Agreement.
             ---------

                     (f)   Delivery of Certificates.  Peoples Bankshares
                           ------------------------
shall have delivered to the Exchange Agent the certificates evidencing shares of Peoples Bank Common Stock owned beneficially or of record by Peoples Bankshares, and such other documentation as shall be reasonably required by Mercantile or the Exchange Agent to effect the Exchange.


                                  ARTICLE VII
                                  -----------

                       TERMINATION, AMENDMENT AND WAIVER

            7.01     Termination.  This Agreement may be terminated at any
                     -----------
time prior to the Closing Date, whether before or after approval by the shareholders of Peoples Bankshares and Peoples Bank:

                     (a) by mutual consent by the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of each other party hereto; or

                     (b) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of each other party hereto at any time after December 31, 1996 if the Acquisition shall not theretofore have been consummated; or

                     (c) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of each other party hereto if the FDIC, the Kansas Commissioner or any other federal and/or state regulatory agency whose approval is required for the consummation of the Acquisition shall have denied approval of such transaction; or

                     (d) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Ameribanc, at any time prior to the completion of the Mercantile Due Diligence Period, in the event any situation, event, circumstance or other matter shall come to the attention of Mercantile during the course of the Mercantile Due Diligence Review conducted pursuant to Section 5.01(b) hereof which Mercantile shall, in a good faith exercise of its reasonable discretion, determine to be of type or nature which is of such a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Peoples Bank and is not capable of being expeditiously or effectively resolved or remedied in a manner acceptable to Mercantile; or

                     (e) by the Executive Committee of the Board of Directors of Mercantile or the Boards of Directors of Ameribanc, on the one hand or by the Boards of Directors of Peoples Bankshares and Peoples Bank, on the other hand, in the event of a breach by the other of any representation, warranty or agreement contained in this Agreement, which breach is of such a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of the breaching party and its subsidiaries taken as a whole and is not cured after 45 days' written notice thereof is given to the party committing such breach or waived by such other party(ies).

                     (f) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Ameribanc pursuant to and in accordance with the provisions of Section 5.06 hereof.

            7.02     Effect of Termination.  In the event of termination of
                     ---------------------
this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of each, except as set forth in the second sentence of Section 5.01(a) and in Sections 5.08 and 8.02, and, except that no termination of this Agreement pursuant to subsection (e) of Section 7.01 shall relieve the non-performing party of any liability to any other party hereto arising from the intentional, deliberate and willful non-performance of any covenant herein, after the giving of notice and the opportunity to cure.

            7.03     Amendment.  This Agreement, the Exhibits and the
                     ---------
Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Executive Committees of the Board of Directors or the respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Peoples Bankshares and Peoples Bank; provided, however, that after any such approval no such modification shall
(A) alter the amount or change the form of the Acquisition Consideration contemplated by this Agreement to be received by Peoples Bankshares or the other shareholders of Peoples Bank, (B) adversely affect the tax treatment of the shareholders of the Sellers, as generally described in Section 6.01(g) hereof, (C) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the shareholders of Peoples Bank or (D) impede or delay receipt of any approvals, referred to in Section 6.01(c) or the consummation of the transactions contemplated by this Agreement and the Plan of Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.04     Waiver.  Any term, condition or provision of this
                     ------
Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


                                 ARTICLE VIII
                                 ------------

                              GENERAL PROVISIONS

            8.01     Non-Survival of Representations; Warranties and
                     -----------------------------------------------
Agreements. No investigation by the parties hereto made heretofore or
- ----------
hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of the Mercantile Entities, the Sellers or in any instrument delivered by the Mercantile Entities or the Sellers pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms. In the event of termination of this Agreement in accordance with its terms, the agreements contained in Sections 5.01 (second sentence), 5.08,
7.02 and 8.02 shall survive such termination.

            8.02     Indemnification.  The Sellers and the Mercantile
                     ---------------
Entities (hereinafter, in such capacity being referred to individually and/or collectively, as the "Indemnifying Party") agree to indemnify and hold harmless each other and their officers, directors and controlling persons
(each such other party being hereinafter referred to, individually and/or collectively, as the "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnifying Party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
(a) arise out of any information furnished to the Indemnified Party by the Indemnifying Party or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in the Proxy Statement, or in any amendment thereof or supplement thereto, and provided for inclusion thereof by the Indemnifying Party, or (b) arise out of or are based upon the omission or alleged omission by the Indemnifying Party to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. The obligations of the Indemnifying Party under this Section 8.02 shall survive any termination of this Agreement.

            8.03     No Assignment; Successors and Assigns.  This Agreement
                     -------------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this
Section 8.03 shall be void and of no effect. There shall not be any third party beneficiaries of any provisions hereof except for Sections 1.08, 5.11,
5.12 and 8.02 which may be enforced against obligated party by the parties therein identified.

            8.04     Severability.  Whenever possible, each provision of this
                     ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

            8.05     No Implied Waiver.  No failure or delay on the part of
                     -----------------
either party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            8.06     Headings.  Article, section, subsection and paragraph
                     --------
titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent or meaning of any provision hereof.

            8.07     Entire Agreement.  This Agreement and the Appendices and
                     ----------------
Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

            8.08     Counterparts.  This Agreement may be executed in one or
                     ------------
more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

            8.09     Notices.  All notices and other communications hereunder
                     -------
shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram or telex or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (i)   if to the Mercantile Entities:

                           Mercantile Bancorporation Inc.
                           Mercantile Tower
                           P.O. Box 524
                           St. Louis, MO 63166-0524

                           Attention: John W. Rowe
                                      Executive Vice President
                                      Mercantile Bank of St. Louis National
                                      Association
                           Telecopy: (314) 425-2752

                     Copies to:
                           Jon W. Bilstrom, Esq.
                           General Counsel
                           Mercantile Bancorporation Inc.
                           Mercantile Tower
                           P.O. Box 524
                           St. Louis, Missouri 63166-0524
                           Telecopy:  (314) 425-1386

                     and
                           Thompson & Mitchell
                           One Mercantile Center
                           St. Louis, Missouri  63101
                           Attention: Robert M. LaRose, Esq.
                           Telecopy: (314) 342-1717

                     (ii)  if to Sellers:
                           Peoples State Bankshares, Inc.
                           1080 S.W. Wanamaker Road, Suite A
                           Topeka, Kansas 66604-3888
                           Attention: Ronald D. Lutz
                                      Chairman and Chief Executive Officer
                           Telecopy: (913) 271-8085

                     Copy to:
                           Stinson, Mag & Fizzell
                           1201 Walnut Street, Suite 2800
                           Kansas City, Missouri 64106-2150
                           Attention: Howard H. Mick, Esq.
                           Telecopy: (816) 691-3495

            8.10     Governing Law.  This Agreement shall be governed by and
                     -------------
controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.


                                       "MERCANTILE ENTITIES"

                                       MERCANTILE BANCORPORATION INC.
ATTEST:


/s/ William A. Hayter                  By: /s/ John W. Rowe
- --------------------------------           ------------------------------------
William A. Hayter                          John W. Rowe
Senior Vice President                      Executive Vice President
Mercantile Bank of St. Louis               Mercantile Bank of St. Louis
National Association                       National Association, Authorized
                                           Officer


                                       AMERIBANC, INC.
ATTEST:


/s/ Jon W. Bilstrom                   By: /s/ Michael T. Normile
- --------------------------------         --------------------------------------
Jon W. Bilstrom                            Michael T. Normile
Secretary                                  Vice President


                                      "SELLERS"

                                      PEOPLES STATE BANKSHARES, INC.
ATTEST:


/s/ Joyce M. Lutz                     By: /s/ Ronald Lutz
- --------------------------------         --------------------------------------
Joyce M. Lutz                              Ronald Lutz
Secretary and Treasurer                    Chairman and Chief Executive Officer


                                      PEOPLES STATE BANK
ATTEST:


/s/ Joyce M. Lutz                     By: /s/ Ronald Lutz
- --------------------------------         --------------------------------------
Joyce M. Lutz                              Ronald Lutz
Secretary and Vice President               Chairman and Chief Executive Officer